Exhibit 10.1

BEFORE THE

PENNSYLVANIA PUBLIC UTILITY COMMISSION

Application of Duquesne Light Company for a Certificate of Public Convenience Under Section 1102(a)(3) of the Public Utility Code Approving the Acquisition of Duquesne Light Holdings, Inc. by Merger	: : : : :	Docket No. A-l10150F0035

Application of DQE Communications

Network Services LLC for a Certificate

of Public Convenience Under Section

1102(a)(3) of the Public Utility Code

Approving the Acquisition of Duquesne

Light Holdings, Inc. by Merger

	: : : : : :	Docket No. A-311233F0002

JOINT PETITION FOR SETTLEMENT

TO ADMINISTRATIVE LAW JUDGE ROBERT P. MEEHAN:

This Joint Petition for Settlement (“Settlement”) is submitted by the following parties in the above-captioned proceeding: Duquesne Light Company (“Duquesne”), DQE Communications Network Services LLC (“Network”),1 the Office of Trial Staff (“OTS”), the Office of Consumer Advocate (“OCA”), the Office of Small Business Advocate (“OSBA”), the International Brotherhood of Electrical Workers, Local 29 (“IBEW 29”), Community Action Association of Pennsylvania (“CAAP”), Dominion Retail, Inc. (“Dominion”), Duquesne Industrial Intervenors (“DII”), Retail Energy Supply Association (“RESA”),2 Strategic Energy,

[1]

DQE Communications Network Services LLC (“Network”) holds a Certificate of Public Convenience to provide service as a Competitive Access Provider throughout the Commonwealth of Pennsylvania. Network and its parents are wholly owned by DLH. Application of DQE Communications Network Services LLC for approval to offer, render, furnish or supply telecommunication services as a Competitive Access Provider to the Public in the Commonwealth of Pennsylvania, Docket No. A-311233 (Order entered on November 23, 2004).

[2]	RESA is joining in this settlement on its own behalf, and on behalf of two of its members, Direct Energy Services, LLC and Hess Corporation.

LLC (“Strategic”) and Pennsylvania Large Energy Users Coalition (“PALEUC”) (hereinafter collectively referred to as “Joint Petitioners”).3

The terms and conditions set forth in this Settlement represent a comprehensive settlement and resolve all issues pertaining to the above-captioned Application. The Joint Petitioners aver that this comprehensive Settlement is in the public interest, and therefore, request that Administrative Law Judge Robert P. Meehan (the “ALJ”) and the Pennsylvania Public Utility Commission (“Commission”): (1) approve without modification the proposed Settlement as set forth herein; and (2) issue the Certificates of Public Convenience and grant all necessary approvals to carry out the transactions in a lawful manner.

In support of their request, the Joint Petitioners state as follows:

I. BACKGROUND

1. On September 6, 2006, Duquesne and Network filed, with the Commission, a joint application (the “Application”) requesting all necessary approvals authorizing the transfer of control of their parent, Duquesne Light Holdings, Inc. (“DLH”) to the Macquarie Consortium, a group of six investment funds, with the majority of the equity in the transaction provided by funds managed by the Macquarie Group.

2. As described in further detail in the Application, the Macquarie Consortium owns DQE Holding LLC (“DQE Holdings”), a Delaware limited liability company. DQE Holdings has created DQE Merger Sub, Inc., a Pennsylvania corporation and wholly-owned subsidiary of DQE Holdings. Under the proposed Merger, all of DLH’s common stock will be purchased by DQE Holdings, and DQE Merger Sub, Inc. will merge into and with DLH. As a result, DLH will continue as the surviving corporation and as the sole wholly-owned subsidiary of DQE

[3]	Citizen Power Inc. (“Citizen Power”) has authorized Joint Petitioners to state that Citizen Power does not oppose this Settlement and that it will submit a letter of non-opposition to the Commission.

Holdings. Duquesne and Network will continue to be wholly-owned subsidiaries of DLH, and retain their separate corporate identities and franchises.

3. The Application was docketed at A-110150F0035 and A-311233F0002. Notice of the filing of the Application was published in the Pennsylvania Bulletin on September 16, 2006, 26 Pa.B. 5854. The notice specified that protests to the Application or Petitions to Intervene were to be filed on or before October 2, 2006.

4. OTS filed a Notice of Appearance. Timely protests and notices of intervention were filed by OCA and OSBA. In addition, timely Petitions to Intervene/Protests were filed by IBEW 29, CAAP, Dominion, DII, RESA, Strategic, PALEUC and Citizen Power.

5. On September 15, 2006, Duquesne and Network filed their direct testimony.

6. On November 28, 2006, a Prehearing Conference was held by the ALJ. No objections were raised to any of the Protests/Petitions to Intervene, and all were granted party status. At the Prehearing Conference, various other procedural matters were addressed, including the establishment of a litigation schedule.

7. Substantial discovery was undertaken by the parties, and direct, rebuttal and surrebuttal testimony was filed.

8. Extensive settlement negotiations and conferences were conducted among the parties, both jointly and on an individual basis.

9. Prior to the scheduled dates for hearings, the Joint Petitioners achieved a complete settlement of all issues, and hearings were canceled.

II. TERMS AND CONDITIONS

10. The Joint Petitioners agree to settle and resolve issues in the above-captioned proceeding on the following terms and conditions:

A.	Support For Settlement

1.	The Joint Petitioners agree to support approval of the Merger and Duquesne’s and Network’s Application for Certificates of Public Convenience will be approved, subject to the conditions below.

2

The Joint Petitioners agree that they will support or not oppose the Securities Certificate(s) to be filed forthwith by Duquesne with the Commission requesting approval of a new 5-year Revolving Credit Agreement as described in the Application, in order to close on the transaction without delay.[4]

B.	Rate Issues

1.	Duquesne will not file a proposed general increase in distribution rates under Section 1308(d) of the Public Utility Code that would become effective after full suspension prior to January 1, 2010, and Duquesne agrees that there shall be no general increase in distribution rates prior to January 1, 2010, unless there are substantial changes in regulation or federal tax rates or policy. This condition shall not affect Duquesne’s ability to adjust its retail transmission rates or its Provider of Last Resort (“POLR”) rates on a timely basis. This condition shall not prohibit application of the State Tax Adjustment clause to recover increases in state taxes prior to January 1, 2010. This provision also shall not prohibit Duquesne from seeking to recover universal service costs through a surcharge mechanism on or after January 1, 2010, or any party to this settlement from opposing such a proposal.

[4]	The Securities Certificate was filed with the Commission on February 2, 2007 and is docketed at S-00061180.

2.	Joint Petitioners agree that all aspects of the acquisition premium and transaction costs, including third party consultants, financial advisory services and due diligence costs as set forth in the response to OCA Set III-21, attached hereto as Appendix “A,” including all related tax effects, will be excluded from future distribution and transmission rates.

3.	Duquesne will not claim any increase in the cost of capital as a direct result of the transaction for a five (5) year period after closing.

a.	Duquesne shall not request a capital structure for ratemaking purposes which is outside of a reasonable range of that used by comparable companies. In any future base rate proceeding, Duquesne must demonstrate that its claimed common equity ratio is reasonable and in the best interests of its customers; and

b.	Duquesne shall not claim, for 5 years following the closing, any increase in its cost of capital due to any downgrading of Duquesne debt as a direct result of the Merger.

C.	Corporate Headquarters

1.	DQE Holdings and the Macquarie Consortium, and its investors, will continue to maintain Duquesne’s corporate headquarters in Pittsburgh, Pennsylvania. All of the corporate functions will be performed and maintained at such headquarters so that Duquesne and its management team will continue to be locally based. DQE Holdings agrees not to move Duquesne’s headquarters outside Duquesne’s service territory without advance approval of the Commission.

D.	Access To Books And Records

1.	Upon written request, Duquesne and its subsidiaries will provide the Commission, the OTS, the OCA and the OSBA reasonable access to the books and records, officials and staff of DLH and its subsidiaries in Pittsburgh, Pennsylvania. However, nothing set forth herein shall constitute or be interpreted as a waiver by DLH or its subsidiaries of its right to raise traditional discovery objections to any such requests, including, but not limited to, objections on the basis of relevance and privilege. In addition, before responding to any such requests, DLH and its subsidiaries shall be permitted to require the imposition of protections they deem necessary to prohibit disclosure of proprietary or confidential information.

E.	Corporate Structure Protections, Financial Conditions And Governance

1.	From and after the effective date of this Settlement, Duquesne shall not: (1) guarantee the debt or credit instruments of DLH or any affiliate not regulated by the Commission, except as approved by the Commission upon a determination that such guarantee provides net benefits to customers; (2) grant a mortgage or other lien on any property used and useful by Duquesne in providing retail utility service to the public subject to the Commission’s jurisdiction, except for the financing needs of Duquesne; or (3) make any loan or otherwise extend credit to DLH or any affiliate not regulated by the Commission for a term of one year or more, except as approved by the Commission upon a determination that such loan or credit extension provides net benefits to customers.

2.	DQE Holdings will not permit a change in ownership among the members of DQE Holdings without prior Commission approval if such change would result in a change in control under the then-applicable Commission standards.

3.	Duquesne will seek Commission approval of all new or amended agreements with affiliates consistent with Chapter 21 of the Public Utility Code.

4.	Duquesne shall provide the OTS, OCA and OSBA with a copy of its annual reports filed with the Securities and Exchange Commission.

5.	Commencing March 31, 2008 and ending March 31, 2010, Duquesne will provide an annual report to the Commission as to the status of all commitments made in this Settlement.

6.	Duquesne agrees to continue to have outstanding separately issued debt held by investors not affiliated with Duquesne or its affiliates, unless the Commission authorizes to the contrary.

7.	DLH and its subsidiaries, including Duquesne, will provide, upon request, to OTS, OCA and OSBA access in connection with rate proceedings and other proceedings before the Commission, where relevant, to presentations given by DLH and its subsidiaries to common stock, bond, or rating analysts. Such material will be accorded confidential treatment.

8.	Duquesne’s long term debt ratio as a percent of total capitalization shall not exceed 60% absent approval from the Commission. Any request for approval will be considered on an expedited basis, if so requested.

9.	Duquesne shall notify the Commission of its intention to declare a special cash dividend to DLH, at least 30 days before declaring the dividend.

10.	The CEO of DLH will be a member of the board of DQE Holdings, and will also chair a management committee which will contain representatives of both the senior management team and the Macquarie Consortium.

F.	Reliability And Customer Service

1.	Duquesne commits to its current planned funding levels of its infrastructure improvement plan for years 2006 and 2007.

2.	Duquesne agrees to the following Quality of Service Plan (“Service Plan”) during the period from January 1, 2007 through December 31, 2009. The Service Plan establishes the following metrics and reporting requirements to allow for the monitoring of the quality of service provided by Duquesne and to identify any significant changes to Duquesne’s reliability and service levels:

Quality of Service Plan

Performance Area Index	Metrics

Reliability

SAIFI (12 Month)	1.17
CAIDI (12 Month)	108

Customer Service

The percent calls answered within 30 seconds	76%
The average busy out rate	0.5%
The average call abandonment rate	4%
Percent of residential bills not rendered once every billing cycle	0.01%

Duquesne will provide a report each year to the Commission, OCA, OTS and OSBA identifying its performance and the metrics in the Service Plan set forth in the above table. Duquesne will also include in its report its performance in the areas of: Number of Residential Customer disputes not issued a report within 30 days; Residential Termination Rate (terminations per 1000 residential customers); Justified Residential Payment Arrangement Request Rate; and Justified Residential Consumer Complaint Rate. However, such reported metrics are not considered as part of the Service Plan for purposes of this provision.

Duquesne agrees that, in any year during the effective period of the Service Plan, if its reliability or service levels are not equal to or better than the reporting metrics set forth in the Service Plan, Duquesne will provide the Commission, OCA, OTS and OSBA with a report that will identify the reasons for the variance and identify any management actions that Duquesne intends to undertake in response to any variation. Duquesne will then convene a collaborative with OCA, OTS and the OSBA to discuss such report. The Commission may, upon motion of any Party or upon its own motion, open a formal proceeding concerning reliability or service.

If following such a collaborative, OTS, OCA or OSBA request a proceeding before the Commission, Duquesne will not oppose the initiation of such a proceeding; however Duquesne reserves the right to oppose the proceeding if it is being initiated as a result of Duquesne exceeding one but not both of the reliability metrics set forth above.

3.	Nothing contained herein is intended to limit the authority of the Commission to consider quality of service pursuant to Sections 523 and 526 of the Public Utility Code in setting Duquesne’s rates, or the Bureaus of the Commission from performing their duties and making recommendations, including recommendations regarding fines for failure of Duquesne to provide safe and reliable service.

4.	Duquesne will maintain operating locations and field offices in its territory, and staffing levels, as appropriate, to provide safe and reliable service, consistent with good utility practices. In addition, Duquesne acknowledges that the change in ownership resulting from this transaction is not an extraordinary circumstance under the existing Collective Bargaining Agreement.

G.	Universal Service

1.	Duquesne will continue to fund its Customer Assistance Program (“CAP”) consistent with its needs analysis.

2.	Duquesne will continue to coordinate with administering agencies and community based organizations (“CBOs”) to administer low-income assistance programs. Duquesne will convene a collaborative (“Universal Service Collaborative”) of local representatives of low income groups, CBOs and the OCA to consider universal service programs so as to enhance Duquesne’s programs within current funding levels, including discussing increasing the involvement of CAAP and the PA Weatherization Task Force in referrals to and from Duquesne for its Low Income Usage Reduction Program (“LIURP” or “Smart Comfort”). The collaborative will meet no less than once per year and will include a representative of CAAP and a representative from the Pennsylvania weatherization network providers.

3.	Duquesne will continue to fund LIURP consistent with the settlement reached in Docket No. R-00061346 by agreeing to fund the $1.531 million plus any carryover from 2006 on LIURP in future program years during 2007 through 2009. Duquesne will increase the number of customers served under its Smart Comfort program from 2,250 customers per year to 3,000 customers per year for the period 2007 - 2009, except for 2008 where Duquesne will commit to serving 4,000 customers and, on approval from the Commission’s Bureau of Consumer Services (“BCS”), target the additional 750 visits to customers with incomes between 150% and 200% of the federal poverty level.

4.	Duquesne will agree not to transfer LIURP funds collected during the period 2007 through 2009 to other universal service programs.

5.	Duquesne agrees that it will make all reasonable efforts to expend LIURP funding available each calendar year. Subject to any necessary approval by the BCS, Duquesne will agree to raise the income eligibility needs to 200%, and/or expanding outreach efforts, and/or increasing the numbers of customers served. Duquesne will advise the universal service collaborative of the status of LIURP expenditures on a quarterly basis during the period 2007 through 2009.

6.	Subject to approval of its partners, Duquesne will agree to involve CAAP and the Pennsylvania Weatherization Task Force in its partnership regarding the provision of weatherization services.

7.	Duquesne will continue its Stay Warm Program as needed for the winter of 2006/2007 and consistent with its needs analysis, in subsequent winter periods during the stay-out period set forth in Paragraph 10.B.1. of this Agreement.

8.	Duquesne agrees to provide copies of its future Universal Service Plans to CAAP and the Pennsylvania Weatherization Task Force upon filing and will not object to CAAP’s or the Pennsylvania Weatherization Task Force’s submission of comments regarding such universal service plans, including the Universal Service Plan to be filed in early 2007.

H.	Community Commitment

1.	For a period of five (5) years, Duquesne will provide corporate contributions and community support in southwestern Pennsylvania at least at levels substantially comparable to the levels provided by the Company in 2006. (For 2006, that is approximately $2.9 million). In addition, Duquesne will continue to match customer contributions to the Dollar Energy Fund with shareholder dollars up to $375,000.

2.	Duquesne will establish a competitively neutral Economic Development Program to attract and support expanding Pennsylvania industrial employers by offering a flat 50 MW block (7 days by 24 hours) of energy consumed at the new or expanded facility at a discount up to $3 per MWh below market for three years to commercial/industrial customers on Schedules HVPS and L that intend to add atleast 10 MW of new or expanding load and create two new full time employment positions per MW of new load. Duquesne will also consider applications for funding for new or expanded load under Rate GL or, for customers on schedules

HVPS and L that do not meet the above two (2) criteria, if the applicant demonstrates that the new or expanded load, while less than 10 MW, has other significant benefits, such as increasing off-peak power that could be utilized to a greater extent than on peak power, or providing attractive or improved load factor or power factor, or offers significant new employment. The program will terminate on March 1, 2013 or earlier if the state adopts a state-wide economic development plan and will be funded solely by shareholder funds for the term of the program. To accomplish competitive neutrality, Duquesne will not condition the discount upon the customer’s obtaining energy under the POLR service or purchase of energy from an affiliate of Duquesne and Duquesne will provide written notice to each grant applicant that the discount is not conditioned on the purchase of energy from Duquesne or its affiliates, and that eligible customers may obtain 100% of their generation supply from Electric Generation Suppliers (“EGSs”) not affiliated with Duquesne.

I.	Corporate Cost Allocations

1.	Duquesne’s corporate cost allocations will include a rent charge for the percentage of space occupied by employees who provide services to an affiliate, and a supplies charge for supplies the employee may use in providing services to affiliates.

2.	Duquesne’s corporate cost allocations will provide that all costs incurred by DLH, including any costs allocated from Duquesne to DLH, will be allocated, to the extent appropriate, to other Duquesne affiliates.

3.	Duquesne’s corporate cost allocations will include appropriate charges to all affiliates for costs incurred on their behalf by DLH for letters of credit and sureties and will allocate appropriate charges associated with the DLH revolving credit agreement.

4.	Duquesne will provide a report, as part of its upcoming POLR IV filing, setting forth the specifics of these revisions to its corporate cost allocations.

J.	Competitive Markets

1.	Duquesne agrees to continue its support of the development of competitive retail electric market in its service territory consistent with all applicable Pennsylvania laws and regulations.

2.	In addition to existing structural separation and cost allocation rules and procedures, DLH will provide the following:

a.	DLH at its expense, will arrange with an independent auditor/consultant with experience in cost allocations, to conduct an assessment to identify and quantify the cost of the services and business functions provided to Duquesne Light Energy (“DLE”) by its affiliates and to provide for the remittance of compensation for services rendered to DLE (or any other affiliated EGS) by any other Duquesne companies. Specifically, the independent auditor/consultant assessment will include :

(1)	The identification and quantification of the cost of the services and business functions provided to DLE by Duquesne (“Duquesne Costs”) or other Duquesne companies, other than Power Procurement Services, and

(2)	The identification and quantification of the cost of Power Procurement Services. For the purposes of this paragraph, Power Procurement Services shall mean:

(i)	The cost of any credit support provided directly to DLE, or indirectly via credit support provided to Duquesne Power (“DP”) (or any other affiliate), and used for joint power procurement;

(ii)	The reduced cost (if any) of purchased power (as compared to similar power procurement arrangements that might be made with a non-affiliate) realized by DLE as a result of its power procurement arrangement with DP (or any other affiliate);

(iii)	The cost of power procurement support functions (such as, but not limited to, wholesale power procurement, hedging, scheduling, balancing, forecasting and RTO/ISO settlement activities) provided directly to DLE or that DLE indirectly receives due to its power procurement arrangement with DP (or any other affiliate); and

(iv)	The cost of administrative support provided by other Duquesne companies directly to DLE or that DLE indirectly benefits from due to its power procurement arrangement with DP (or any other affiliate).

With respect to Power Procurement Services the independent auditor/consultant also will quantify what the cost of such Power Procurement Services would be if they were acquired by DLE independently

(hereinafter “Independent Acquisition Cost Analysis”); provided, however, that this Independent Acquisition Cost Analysis will not be applied to : (1) credit support provided directly to DLE by DLH or Duquesne, if, for the calendar year 2006, a portion of the cost of such credit support was allocated to DLE as an intercompany transfer; and (2) any Power Procurement Service costs where the service provided by the non-regulated affiliate is obtained from independent third parties. Notwithstanding the above, in no event will the Independent Acquisition Cost Analysis include any costs incurred by Duquesne.

b.	The independent auditor/consultant described in paragraph 10.J.2.a. above, shall be selected from a list of three (3) qualified consultants identified by Duquesne and provided to RESA. From this list RESA shall have the right to select the independent auditor/consultant, unless RESA reasonably determines that none of the consultants are in fact independent or qualified to conduct the required analysis, in which case the parties will prepare a list of six (6) qualified consultants, three (3) of whom shall be identified by Duquesne (and none of whom were on Duquesne’s previous list) and three (3) of whom shall be identified by RESA. If the parties can agree on a consultant from this list, that auditor/consultant will perform the study. If the parties cannot agree, then each party will rank the six auditor/consultants in descending order of preference, and the auditor/consultant with the lowest overall score will be selected.

c.	The independent auditor/consultant selected above will perform an audit for calendar year 2007. The results of the non-confidential portion of the third party report will be made available to RESA and Strategic. Confidential portions, including items such as contract provisions, pricing and salary information, shall not be shared with any suppliers except consistent with the Stipulated Protective Agreement executed in this proceeding including Duquesne’s ability to redact information relative to pricing and load projections (subject to the supplier’s right to obtain an order from the Commission requiring production because such data is required to be provided under the terms of that Stipulated Protective Agreement). In addition, the independent auditor/consultant, RESA and Strategic will not be provided with individual electric retail customer pricing and load information. The independent auditor/consultant will conduct an internal audit to evaluate compliance with the accepted recommendations from the independent auditor/consultant and provide interested RESA members with the results of the audit.

d.	DLE will remit payment to appropriate other Duquesne companies for the Duquesne Costs or other Duquesne companies’ costs and Power Procurement Services costs as defined above (and as determined in the independent third party report), of all services and business support functions provided by affiliate companies identified in the independent third party assessment described above and agreed to by DLH. DLH reserves the right to reject assessment recommendations made by the independent auditor/consultant. However, except for the limitation in paragraph “e”, below, nothing in this Agreement shall limit the right of any of the parties from pursuing any available legal recourse, including the filing of a complaint or other request for relief with the Commission regarding any affiliated interest, inter-company cross subsidy or competitive issue involving Duquesnc or any affiliate of Duquesne. No party shall be deemed to have adopted or accepted the cost allocation principles set forth herein as fair, reasonable or sufficient to avoid uncompetitive cross subsidies for Duquesne or for any other public utility.

e.	Collectively RESA and independently its members Direct Energy Services, LLC, Hess Corporation and Strategic agree that this settlement resolves all issues relating to inter company cost allocations in this proceeding and in Duquesne’s filing to establish POLR IV rates effective January 1, 2008.

III. CONDITIONS OF SETTLEMENT

11. This Settlement is conditioned upon the Commission’s approval of the terms and conditions contained herein without modification. If the Commission modifies the Settlement, then any Joint Petitioner may elect to withdraw from this Settlement and may proceed with litigation and, in such event, this Settlement shall be void and of no effect. Such election to withdraw must be made in writing, filed with the Secretary of the Commission and served upon all Joint Petitioners within five (5) business days after the entry of an order modifying the Settlement. This Settlement is proposed by the Joint Petitioners to settle all issues among the Joint Petitioners in the instant proceeding. The Settlement is made without any admission against, or prejudice to, any position which any Joint Petitioner to this Settlement may adopt in the event of any subsequent litigation of this proceeding or any other proceeding, unless that proceeding involves Duquesne or Network to the extent matters resolved by this Settlement are an issue in that proceeding. If the Commission does not approve the Settlement and the proceedings continue to further hearings, the Joint Petitioners reserve their respective rights to conduct full cross-examination and briefing.

12. The consummation and closing of the Merger shall constitute conditions precedent to the Settlement and all obligations of the Joint Petitioners hereunder, and Duquesne and the other Joint Petitioners shall not be bound by the terms hereof if Duquesne advises the Commission and the parties that the Merger will not close and requests that the Commission cancel the Certificates of Public Convenience to be issued hereunder.

13. The Joint Petitioners agree that this Settlement shall not constitute or be cited as controlling precedent in any other proceeding, including any other proceeding involving a merger or acquisition involving another Pennsylvania public utility, with the exception that the Settlement, if adopted, will bind the Joint Petitioners in any future proceeding involving Duquesne or Network to the extent matters resolved by this Settlement are an issue in such proceeding.

14. If the ALJ adopts the Settlement without modification, the Joint Petitioners waive their rights to file exceptions.

IV. PUBLIC INTEREST REASONS IN SUPPORT OF SETTLEMENT

15. The Settlement, if approved by the Commission, will provide substantial public benefits. These benefits5 include the following:

[5]	The explanations provided below include summaries of Settlement provisions and do not modify in any manner the specific provisions of the Settlement.

•	Duquesne has agreed to a provision that will provide customers with reasonable assurance of distribution rate stability to at least January 1, 2010.

•	All aspects of the acquisition premium and transaction costs will be excluded from future distribution and transmission rates.

•	Duquesne commits to provide annual reports to the Commission over the next three years regarding the status of all commitments under the Settlement.

•	Duquesne agrees to adopt a Quality of Service Plan that (i) establishes metrics and reporting requirements to enable the Commission and parties to monitor Duquesne’s quality of service following the Merger and (ii) provides a process to address variances from the Quality of Service Plan.

•	The Merger will provide Duquesne with an opportunity to obtain more efficient access to capital.

•	The Merger will establish a competitively neutral Economic Development Plan to attract new and support expanding Pennsylvania industrial employers.

•	Duquesne commits to continue its substantial community commitments at least at levels substantially comparable to current levels.

•	Duquesne commits to retain its headquarters and all of its corporate functions in Pittsburgh and commits not to move its headquarters outside the service territory without prior Commission approval.

•	The Settlement avoids the additional expenditure of time and funds that would be required to litigate this matter before the Commission.

16. The Joint Petitioners agree that the Merger, as amended by the Settlement, meets the affirmative benefits test as set forth in City of York v. Pa. P.U.C., 449 Pa. 136, 295 A.2d 825

(1972) and also satisfies the ten specific public interest findings that the Commission considered in its Order in Application of Penn Estates Utilities, Inc, Docket No. A-210072F0003, et al., Order entered October 2, 2006, as summarized next, and as set forth more specifically in the Settlement and record.6

A.	Capital Will Continue To Be Expended For Ongoing Operations

•	Duquesne commits to its current planned funding levels of its infrastructure improvement plan. (Settlement Paragraph 10.F. 1.)

•	Duquesne’s agreement to adopt a Quality of Service plan demonstrates its commitment to continue to provide high quality service. (Settlement Paragraph 10.F.2)

•	Duquesne’s current collective bargaining agreement will be honored, which provides that: “No regular full-time employee hired on or before June 1, 2005 shall be laid off except under extraordinary circumstances . . . .” Duquesne further acknowledges under the Settlement that the Merger transaction is not an “extraordinary circumstance.” (DLC St. No. 1, p. 16; Settlement Paragraph 10.F.4.)

•	Duquesne commits to continue and expand its universal service programs. (Settlement Paragraph 10.G.I, and 10.G.3.)

B.	Corporate Governance Will Not Be Impaired

•	DQE Holdings and the current CEO of DLH have executed an employment agreement providing that the CEO will continue to lead DLH. Further, the CEO of DLH will be a member of the board of DQE Holdings. (Settlement Paragraph 10.E.10.)

[6]	To the extent the following summary is supported by testimony and exhibits of Applicants, Joint Petitioners other than Applicants do not necessarily join in such summary.

•	The CEO will chair a management committee which will contain representatives of the senior management team and the Macquarie Consortium. (Settlement Paragraph 10.E.10.)

•	Duquesne will provide annual reports (10-K) filed with the Securities and Exchange Commission to OTS, OCA and OSBA. (Settlement Paragraph 10.E.4.)

C.	The Macquarie Consortium Anticipates A Long-Term Ownership Of DLH

•	The focus of the infrastructure investment funds that make up the Macquarie Consortium is the long-term ownership, management and development of important infrastructure assets. (DLC St. No. 2, p. 3)

•	Public sector and corporate pension funds are large investors in the funds that make up the Macquarie Consortium. Such investors seek investments that produce long- term cash flows to offset their long-term liabilities, and thus do not require a sale or defined exit strategy to achieve their investment goals. (DLC St. No. 2, pp. 9-10; DLC St. No. 2R, p. 2)

•	The Macquarie Consortium has a global track record demonstrating its commitment to the long term investment in Duquesne. (DLC St. No. 2, p. 10)

D.	The Macquarie Group Has Substantial Experience In Owning Utilities

•	The Macquarie Group manages funds that comprise approximately 64.3% of the equity in the Macquarie Consortium. In the United States, Macquarie Group’s investments in energy and utilities include Aquarion Company, a New England water utility (pending acquisition, subject to regulatory approval), The Gas Company, a Hawaiian full service gas company, and Thermal Chicago, district energy businesses operating in Chicago and Las Vegas. (DLC St. No. 2, p. 5)

•	Worldwide, Macquarie Group investments serve over 3.4 million gas distribution households, 4 million water households, and 550,000 electric distribution households. Macquarie Group also invests in electric transmission facilities that serve over 4 million people. (DLC St. No. 2, p. 4)

•	Macquarie Group also has substantial investments in other “public service” sectors such as airports, toll roads and rail systems. (DLC St. No. 2, p. 4)

•	Macquarie Group’s philosophy is to maintain existing management to continue existing operational excellence. This philosophy will be followed with respect to DQE Holdings. (DLC St. No. 2, p. 3)

E.	Duquesne’s Existing Presence In The Pittsburgh Community Will Be Retained

•	Duquesne’s corporate headquarters will remain in Pittsburgh, and will not be moved outside of Duquesne’s service territory without advance approval of the Commission. (Settlement Paragraph 10.C.1.)

•	Duquesne and DQE Holdings commit to maintain operating locations and field offices in its territory, and staffing levels, as appropriate, to provide safe and reliable service. (Settlement Paragraph 10.C. 1.)

•	Duquesne will continue to coordinate with administering agencies and CBOs to administer its low income programs and will convene a collaborative of interested parties to consider Duquesne’s universal service programs. (Settlement Paragraph 10.G.2.)

•	Duquesne commits to maintain corporate contributions and community support at least at levels comparable to the $2.9 million provided in 2006. (Settlement Paragraph 10.H.1.)

•	Duquesne commits to match customer contributions to its hardship fund with shareholders dollars up to $375,000.

•	Duquesne will establish a new Economic Development Program through March 1, 2013, to attract and expand Pennsylvania industrial employers by offering a flat 50 MW block (7x24) of energy consumed at the new or expanded facility at a discount up to $3/MWh below market. (Settlement Paragraph 10.H.2.)

F.	There Will Not Be Complex Affiliate Relationships Involved

•	The Macquarie Consortium consists of six investment funds, all with similar strategies of investing in long term infrastructure. As investment funds, the Macquarie Consortium will not be providing services other than financing for DLH and Duquesne. (DLC St. No. 2, pp. 9-10; DLC St. No. 2R, pp. 5-7)

•	Funds managed by the Macquarie Group will hold 64.3% of the equity in DQE Holdings, thereby owning the majority of the equity in the investment group. (DLC St. No. 2, p. 5)

G.	Fees Paid To And Services Performed By Affiliates

•	Services provided by other utilities in which the Macquarie Consortium has an interest will be provided only after the filing and approval of an affiliated interest agreement. (Settlement Paragraph 10.E.3.) Such services are expected to be limited, and in the nature of sharing of best practices. (DLC St. No. 2R, p. 6)

•	There are no current plans to add new service corporations or similar affiliates to provide day to day services to Duquesne; however, Duquesne will have access to other utilities or entities managed by the Macquarie Consortium. (DLC St. No. 2R, p. 6)

•	Duquesne will revise its corporate cost allocations to include a rent charge for space occupied by affiliates, and a supplies charge for supplies used by affiliate employees. (Settlement Paragraph 10.I.1.)

•	Costs incurred by DLH will be allocated, as appropriate, to other Duquesne affiliates. (Settlement Paragraph 10.I.2.)

•	Duquesne’s cost allocations will include appropriate charges for letters of credit, sureties and the DLH revolving credit agreement. (Settlement Paragraph 10.I.3.)

•	Duquesne will provide a report detailing its recent revisions to corporate cost allocations in the POLR IV filing. (Settlement Paragraph 10.I.4.)

H.	The Settlement Commits To Limits On Duquesne’s Use Of Leverage And Other Capital Structure Protections

•	The Settlement provides that Duquesne’s long-term debt ratio will not exceed 60% of total capitalization without Commission approval. (Settlement Paragraph 10.E.8.)

•	Duquesne agrees to continue to have outstanding separately issued debt held by investors not affiliated with Duquesne or its affiliates, unless the Commission authorizes to the contrary. (Settlement Paragraph 10.E.6.)

•	Duquesne commits to notify the Commission in advance if it intends to declare a special cash dividend to DLH. (Settlement Paragraph 10.E.9.)

•	Duquesne commits in any future base rate proceeding to demonstrate that its claimed common equity ratio is reasonable and in the best interest of consumers.

I.	The Settlement Ensures Transparency On Corporate Structure Issues

•	Under the Settlement DLH and its subsidiaries agree to provide the Commission and various parties reasonable access to the books and records, officials and staff of DLH and its subsidiaries. (Settlement Paragraph 10.D.1.)

•	Duquesne agrees not to guarantee debt of DLH or affiliates, grant liens upon its property, or to make loans or extend credit to DLH or any affiliate, without prior Commission approval. (Settlement Paragraph 10.E.1.)

•	DLH and its subsidiaries will provide upon request to OTS, OCA and OSBA access, where relevant, to presentations given to the financial community. (Settlement Paragraph 10.E.7.)

J.	The Macquarie Consortium Is Creditworthy

•	The Macquarie Group, which consists of Macquarie Bank Limited, its affiliates and investment vehicles managed by its affiliates, manages funds that own approximately 64.3% of the equity in the transaction. (DLC St. No. 2, p. 1)

•	The Macquarie Group currently manages over $27 billion in equity invested in infrastructure and similar assets globally. (DLC St. No. 2, p. 4)

•	The other investors not affiliated with the Macquarie Group each individually manage several billion dollars of investments. (DLC St. No. 2, p. 8)

•	Over $1 billion will be invested by the Macquarie Consortium in financing the purchase. (DLC St. No. 2, p. 6)

•	As managers of large pools of investment funds, consisting largely of pension funds, the members of the Macquarie Consortium have substantial access to additional equity capital under all market conditions. (DLC St. No. 2, pp. 8-9)

The Merger Does Not Harm And Will Advance Retail Competition

17. In addition to the foregoing reasons in support, the Settlement and Merger satisfy the requirements of Section 281 l(e) of the Public Utility Code, which directs the Commission to consider whether the proposed Merger “is likely to result in anticompetitive or discriminatory conduct . . . which will prevent retail electricity customers in this Commonwealth from obtaining the benefits of a properly functioning and workable retail electricity market . . . .” Under the Settlement, Duquesne has agreed to a series of conditions responsive to concerns of competitive marketers. These include:

•	Corporate cost allocation provisions described previously. (Settlement Paragraph 10.I.1-4.)

•	Duquesne agrees to continue its support of the development of competitive retail markets. (Settlement Paragraph 10.J.1.)

•	DLH agrees to arrange for an independent consultant to conduct an assessment to identify and quantify any costs for services and functions provided to non-regulated affiliates. (Settlement Paragraph 10.J.2.)

•	The Economic Development Program, described previously, is available to customers without regard to the identity of their energy provider. (Settlement Paragraph 10.H.2.)

18. In addition to the foregoing, further explanations of why the Settlement is in the public interest are provided in the Statements in Support of the Settlement by Duquesne, Network, OTS, OCA, OSBA, IBEW 29, CAAP, Dominion, RESA, Strategic, DII and PALEUC, which will be submitted forthwith.

WHEREFORE, the Joint Petitioners, by their respective counsel, respectfully request as follows:

(a) That the Honorable Administrative Law Judge Robert P. Meehan and the Commission approve this Settlement including all terms and conditions thereof without modification.

(b) That the Commission issue certificates of public convenience evidencing approval under Section 1102(a)(3) of the Public Utility Code of the acquisition, by merger, of Duquesne Light Holdings, Inc., the parent of Duquesne Light Company and DQE Communications Network Services LLC, by Macquarie Consortium and DQE Holdings, LLC and grant all such other approvals deemed necessary.

Respectfully submitted,

/s/ Michael W. Gang	/s/ Daniel G. Asmus
Michael W. Gang, Esquire David B. MacGregor, Esquire Andrew S. Tubbs, Esquire Gary Jack, Esquire For: Duquesne Light Company	Daniel G. Asmus, Esquire For: Office of Small Business Advocate

/s/ Charles Daniel Shields	/s/ Pamela C. Polacek
Charles Daniel Shields, Esquire Robert V. Eckenrod, Esquire For: Office of Trial Staff	Pamela C. Polacek, Esquire Adam L. Benshoff, Esquire For: Duquesne Industrial Intervenors

/s/ Darryl Lawrence	/s/ Daniel Clearfield
Tanya J. McCloskey, Esquire Darryl Lawrence, Esquire Jennedy E. Santolla, Esquire For: Office of Consumer Advocate	Daniel Clearfield, Esquire Kevin J. Moody, Esquire For: Retail Energy Supply Association Hess Corporation Direct Energy, LLC

/s/ Todd S. Stewart
Todd S. Stewart, Esquire For: Dominion Retail, Inc.

Date: 2/8/07

/s/ Scott J. Rubin
Scott J. Rubin, Esquire
For: International Brotherhood of Electrical Workers Local 29

/s/ Joseph L. Vullo
Joseph L. Vullo, Esquire
For: Community Action Association of Pennsylvania

/s/ Erin Creahan
Erin Creahan, Esquire Julie Colletti, Esquire For: Strategic Energy, LLC

/s/ Paul F. Forshay
Theodore H. Jobes, Esquire
Steven S. Goldenberg, Esquire
Paul F. Forshay, Esquire
For: Pennsylvania Large Energy Users Coalition

Date: 2/09/07